Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SP Plus Corporation

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SP Plus Corporation Long-Term Incentive Plan of our report dated March 1, 2016, with respect to the consolidated financial statements and schedules of SP Plus Corporation and the effectiveness of internal control over financial reporting of SP Plus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
May 4, 2016